Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-279759
FINAL TERM SHEET
Dated February 19, 2025
THE HERSHEY COMPANY
$500,000,000 4.550% NOTES DUE FEBRUARY 24, 2028
$500,000,000 4.750% NOTES DUE FEBRUARY 24, 2030
$500,000,000 4.950% NOTES DUE FEBRUARY 24, 2032
$500,000,000 5.100% NOTES DUE FEBRUARY 24, 2035

Name of Issuer:	The Hershey Company

Title of Securities:
4.550% Notes due February 24, 2028 (the “2028 Notes”)
4.750% Notes due February 24, 2030 (the “2030 Notes”)
4.950% Notes due February 24, 2032 (the “2032 Notes”)
5.100% Notes due February 24, 2035 (the “2035 Notes” and, together with the 2028 Notes, the 2030 Notes and the 2032 Notes, the “Notes”)

Aggregate Principal Amount:	2028 Notes: $500,000,000 2030 Notes: $500,000,000 2032 Notes: $500,000,000 2035 Notes: $500,000,000

Issue Price (Price to Public):	2028 Notes: 99.931% of principal amount 2030 Notes: 99.824% of principal amount 2032 Notes: 99.813% of principal amount 2035 Notes: 99.574% of principal amount

Maturity Date:	2028 Notes: February 24, 2028 2030 Notes: February 24, 2030 2032 Notes: February 24, 2032 2035 Notes: February 24, 2035

Coupon (Interest Rate):	2028 Notes: 4.550% 2030 Notes: 4.750% 2032 Notes: 4.950% 2035 Notes: 5.100%

Benchmark Treasury:	2028 Notes: UST 4.250% due February 15, 2028 2030 Notes: UST 4.250% due January 31, 2030 2032 Notes: UST 4.375% due January 31, 2032 2035 Notes: UST 4.625% due February 15, 2035

Spread to Benchmark Treasury:	2028 Notes: T+28 basis points (0.28%) 2030 Notes: T+42 basis points (0.42%) 2032 Notes: T+52 basis points (0.52%) 2035 Notes: T+62 basis points (0.62%)

Benchmark Treasury Price and Yield:	2028 Notes: 99-28; 4.295% 2030 Notes: 99-15; 4.370% 2032 Notes: 99-15+; 4.462% 2035 Notes: 100-23; 4.535%

Yield to Maturity:	2028 Notes: 4.575% 2030 Notes: 4.790% 2032 Notes: 4.982% 2035 Notes: 5.155%

Interest Payment Dates:	February 24 and August 24 of each year, commencing on August 24, 2025

Interest Payment Record Dates:	February 9 and August 9 of each year, commencing on August 9, 2025

Redemption Provisions:
2028 Notes: Prior to January 24, 2028 (the “2028 Par Call Date”), we may redeem the 2028 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the aggregate principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable make-whole premium (Treasury plus 5 basis points).

At any time on or after the 2028 Par Call Date, we may redeem the 2028 Notes in whole or in part, at a redemption price equal to 100% of the aggregate principal amount being redeemed plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2030 Notes: Prior to January 24, 2030 (the “2030 Par Call Date”), we may redeem the 2030 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the aggregate principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable make-whole premium (Treasury plus 10 basis points).

At any time on or after the 2030 Par Call Date, we may redeem the 2030 Notes in whole or in part, at a redemption price equal to 100% of the aggregate principal amount being redeemed plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2032 Notes: Prior to December 24, 2031 (the “2032 Par Call Date”), we may redeem the 2032 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the aggregate principal amount of the 2032 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable make-whole premium (Treasury plus 10 basis points).

At any time on or after the 2032 Par Call Date, we may redeem the 2032 Notes in whole or in part, at a redemption price equal to 100% of the aggregate principal amount being redeemed plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2035 Notes: Prior to November 24, 2034 (the “2035 Par Call Date”), we may redeem the 2035 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the aggregate principal amount of the 2035 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable make-whole premium (Treasury plus 10 basis points).

At any time on or after the 2035 Par Call Date, we may redeem the 2035 Notes in whole or in part, at a redemption price equal to 100% of the aggregate principal amount being redeemed plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-279759

Net Proceeds to The Hershey Company
(before expenses):	$1,988,460,000

Settlement Date*:	T+3 days; February 24, 2025

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities Inc. Banco Bradesco BBI S.A. CIBC World Markets Corp. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

CUSIP:	2028 Notes: 427866BK3 2030 Notes: 427866BL1 2032 Notes: 427866BM9 2035 Notes: 427866BN7

ISIN:	2028 Notes: US427866BK37 2030 Notes: US427866BL10 2032 Notes: US427866BM92 2035 Notes: US427866BN75

Ratings**:	A1 (Stable) / A (Stable) (Moody’s / S&P)
The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-279759).
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at (800) 294-1322, Citigroup Global Markets Inc. toll free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, RBC Capital Markets, LLC toll free at (866) 375-6829 or U.S. Bancorp Investments, Inc. toll free at (877) 558-2607.
*Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.
**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.